CERTIFICATE OF DESIGNATION

                               of

                       SERIES B PERPETUAL
                         PREFERRED STOCK

                               of

                      METRIS COMPANIES INC.


     Pursuant to Section 151 of the General Corporation Law
                    of the State of Delaware


     Metris Companies Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series B Perpetual Preferred Stock:

     RESOLVED, that a series of authorized Preferred Stock, par value $.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.     Designation and Amount.

     The shares of such series shall be designated, as the "Series B Perpetual Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 2,400,000 shares of Series B Preferred Stock. Section 10 below contains the definitions of certain defined terms used herein.

     Section 2.     Dividends and Distributions.

          (a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of the Series A Junior Participating Preferred Stock, Series C Perpetual Convertible Preferred Stock, Series D Junior Participating Preferred Stock, Common Stock and of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive on the last day of each calendar quarter, cumulative dividends on the Series B Preferred Stock accruing on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) at the rate per annum equal to the Dividend Rate (as defined herein) per share of Series B Preferred Stock calculated as a percentage of $372.50, compounded quarterly, from and including December 9, 1998 until the redemption of the Series B Preferred Stock. Such dividends shall be paid in kind quarterly on or prior to the tenth anniversary of the original issuance of this Series B Preferred Stock as herein provided, except as otherwise provided in Sections 2, 5 and 7 hereof, and will be paid whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the Series B Preferred Stock shall be paid in additional shares of Series B Preferred Stock valued at $372.50 per share; provided that with respect to periods following December 9, 2008 or following a Change in Control Trigger Event, dividends shall be paid quarterly in cash. For purposes hereof, the "Dividend Rate" shall mean 12.5% per annum from December 9, 1998 through March 31, 1999 (or such later date agreed to by a majority of the holders of the then outstanding shares of Series B Preferred Stock but not later than June 30, 1999), and thereafter, shall be fifteen percent (15%) per annum, except as otherwise provided in Section 5(b) or 5(c). Notwithstanding the foregoing, if the Board of Directors determines in good faith for legal, tax or regulatory reasons or other good reason that it is inappropriate or inadvisable to pay one or more dividends in kind as described above, the Board of Directors of the Corporation, by a vote of 80% of the members of the Board of Directors (which 80% must include a majority of the directors elected or designated by the holders of Series B Preferred Stock, if there is one or more such directors so designated or elected), may determine to pay such dividend in cash, debt securities, convertible securities or other securities or property of the Corporation or any combination thereof so long as, in the reasonable opinion of the Board of Directors, such dividends, at the time of declaration, shall be substantially economically equivalent to the in kind dividend that would have been declared; provided, however, that if there are no directors elected or designated by the holders of Series B Preferred Stock, no such determination to pay dividends other than in kind shall be permitted without the affirmative consent of the holders of a majority of the Series B Preferred Stock then outstanding. In making such determination, the Board may rely upon the advice or report of independent legal and financial advisors or other experts.

          (b) In case the Corporation or any Subsidiary of the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff) on the Common Stock other than a redemption of rights to purchase Series A Junior Participating Preferred Stock for a redemption amount not greater than $.01 per right attached to each share of Common Stock, then, and in each such case (a "Triggering Distribution"), the holders of shares of Series B Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series B Preferred Stock held, in addition to the dividends payable under paragraph
(a) of this Section 2, the same dividend or distribution received by a holder of the number of shares of Common Stock equal to the Common Liquidation Equivalent per share of Series B Preferred Stock on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series B Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock and shall be in addition to any dividends payable under paragraph (a) of this Section 2.

     Section 3.     Voting Rights.

          (a) So long as any shares of Series B Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the Requisite Holders (as defined below), voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not: (i) authorize, create or issue any class or series, or any shares of any class or series, of stock having any preference or priority as to voting, dividends or upon redemption, liquidation, dissolution, or winding up over the Series B Preferred Stock ("Senior Stock"); (ii) authorize, create or issue any class or series, or any shares of any class or series, of stock ranking on a parity as to voting, dividends or upon redemption, liquidation, dissolution or winding up with the Series B Preferred Stock ("Parity Stock"); (iii) reclassify any shares of stock of the Corporation into shares of Senior Stock or Parity Stock; (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (v) alter or change the rights, preferences or privileges of the Series B Preferred Stock; (vi) increase or decrease the authorized number of shares of Series B Preferred Stock or issue shares of Series B Preferred Stock other than to holders of Series B Preferred Stock pursuant to its terms; or (vii) amend or waive any provision of the Corporation's Certification of Incorporation in a manner adverse to the holders of Series B Preferred Stock; provided, however, that nothing herein shall prohibit (i) the authorization of the Series C Perpetual Convertible Preferred Stock or the Series D Junior Participating Convertible Preferred Stock in the form approved by the Requisite Holders on the date of initial issuance of the Series B Preferred Stock, or (ii) the Corporation from distributing rights pursuant to the terms of that certain Rights Agreement, dated as of September 10, 1998 between the Corporation and Norwest Bank Minnesota, National Association, as Rights Agent, as such Agreement is in effect on the Closing Date of the Securities Purchase Agreement or pursuant to a similar rights plan approved by the Board of Directors of the Corporation. For purposes hereof, the "Requisite Holders" shall mean the holders of a majority of the then-outstanding shares of Series B Preferred Stock.

          (b) Except as provided in this Certificate of Designation of Series B Preferred Stock or as required by law, the holders of shares of Series B Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporation action.

     Section 4.     Certain Restrictions.

          (a) Whenever the Corporation shall have not redeemed the shares of Series B Preferred Stock within five (5) Business Days of the date such redemption is required by Section 5 (a "Redemption Default"), thereafter and until all redemption payments shall have been made or all necessary funds shall have been Set Apart for Payment, and at all times following a Change in Control Triggering Event during which any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to: (A) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, other than dividends or distribution payable in Junior Stock; (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series B Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock (other than, with respect to Parity Stock, ratably with the Series B Preferred Stock); or (D) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, other than purchases ratably among all holders of the Series B Preferred Stock.

          (b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this
Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5.     Redemption.

     (a) Except as provided in this Section 5(a) or 5(b), the Corporation shall have no right to require the redemption of any share of Series B Preferred Stock and the holders of Series B Preferred Stock shall have no right to compel such redemption. At any time after December 31, 2005, the Corporation shall have the right, at its sole option and election, to redeem any or all of the outstanding shares of Series B Preferred Stock by paying therefor in cash the Liquidation Preference; provided, however, that if the Corporation shall redeem fewer than all shares of Series B Preferred Stock outstanding, (i) such redemption shall be made from the holders pro rata in proportion to the shares owned by each, and (ii) if such redemption shall be taxable as a dividend for federal income tax purposes, the Corporation shall make to each holder a "Gross Up Payment" which shall be equal to the federal, state and local income tax payable by such holder with respect to such dividend, including the tax payable with respect to the Gross Up Payment. Such Gross Up Payment shall be made at least ten (10) days before the relevant tax is payable.

     (b) In the event there occurs a Change in Control, the Corporation shall have the right to offer to purchase from each holder all, but not less than all, of the Series B Preferred Stock held by such holder for an amount equal to 101% of the Liquidation Preference by delivery of a notice of such offer (a "Change in Control Redemption Offer") within five days of the Change in Control. In the event the Corporation makes a Change in Control Redemption Offer, each holder of Series B Preferred Stock shall have the right (but not the obligation) to require the Corporation to purchase all, but not less than all, of the Series B Preferred Stock held by such holder for an amount equal to 101% of the Liquidation Preference. In the event there occurs a Change in Control and the Corporation does not make a Change in Control Redemption Offer in accordance with this paragraph (a "Change in Control Triggering Event"), then effective as of the date of such Change in Control:

               (i) Each holder of Series B Preferred Stock shall be entitled to receive a distribution of additional shares of Series B Preferred Stock such that the total number of shares of Series B Preferred Stock held by such holder as of the date of the Change in Control shall equal the Liquidation Preference divided by $372.50;

               (ii) Following the earlier of (x) March 31, 1999, and (y) the date on which the holders of Series B Preferred Stock shall have obtained all necessary approvals from the Office of the Comptroller of the Currency (the "OCC") and on which all applicable notice and comment periods shall have expired without disapproval by the OCC, without the consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, the Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Corporation and its Subsidiaries will not issue any Disqualified Stock, and the Corporation will not permit any of its Subsidiaries to issue any shares of preferred stock, provided, however, that the Corporation and its Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or the Corporation's Subsidiaries may issue shares of preferred stock if the Consolidated Leverage Ratio of the Corporation, calculated on a pro forma basis after giving effect to the incurrence of the additional Indebtedness to be incurred or the Disqualified Stock or preferred stock to be issued and the application of the proceeds therefrom, would have been less than 2 to 1. Notwithstanding this subparagraph (iv), the Corporation may incur the following Indebtedness (collectively, "Permitted Debt"):

                    A.   Indebtedness of the Corporation under
               the Credit Agreement and Guaranties thereof by the Corporations's Subsidiaries in an aggregate amount not to exceed $300 million at any time outstanding;

                    B.   Indebtedness of the Corporation and its
               Subsidiaries existing on December 9, 1998;

                    C.   Indebtedness of any Subsidiary of the
               Corporation represented by a guaranty of Indebtedness of the Corporation which constitutes
               Permitted Debt;

                    D.   Permitted Refinancing Indebtedness in
               exchange for, or the net proceeds of which are used to refund, refinance, defease, renew or replace, any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under this subparagraph (iv);

                    E.   Intercompany Indebtedness of the
               Subsidiary of the Corporation owing to the Corporation; provided, however, that any sale or other transfer of any such Indebtedness to a person that is not the Corporation shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Subsidiary that was not permitted by this clause (E);

                    F.   The issuance by a Subsidiary of the
               Corporation of preferred stock to the Corporation; provided, however, that any subsequent transfer of such preferred stock to a person other than the Corporation shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (F).

                    G. Hedging Obligations that are incurred in the ordinary course of business;

                    H.   Capital Lease Obligations and/or
               Purchase Money Indebtedness of the Corporation or a Subsidiary of the Corporation incurred in the ordinary course of business not to exceed $30.0 million at any time outstanding;

                    I.   The guarantee by the Corporation or any
               of its Subsidiaries of Indebtedness of the Corporation or a Subsidiary of the Corporation that was permitted to be incurred by another provision of this clause (I);

                    J.   Additional Indebtedness of the
               Corporation and its Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (J), not to exceed $10.0 million at any time outstanding.

               Notwithstanding anything in this subparagraph (iv) to the contrary, consummation of a Securitization shall not be deemed to be the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock by the Corporation or a Subsidiary of the Corporation. For purposes of determining compliance with this subparagraph (iv), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (A) through (J) above or is entitled to be incurred pursuant to the first paragraph of this subparagraph
          (iv), the Corporation shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this subparagraph (iv) and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

               (iii) Following the earlier of (x) March 31, 1999, (y) the date on which the holders of Series B Preferred Stock shall have obtained all necessary approvals from the OCC and on which all applicable notice and comment periods shall have expired without disapproval by the OCC, without the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, (i) the Corporation shall not permit the Leverage Ratio at any time to exceed 6 to 1 and (ii) the Corporation shall not permit the amount of Unsecured Indebtedness of the Corporation and its subsidiaries to exceed $25,000,000 in the aggregate at any time outstanding.

     If the Corporation shall fail to comply with any one or more of the provisions of this paragraph 5(b) or, following a Change in Control Triggering Event, paragraph 2(a) or Section 4, then in any such event (i) the Dividend Rate shall be increased to 18% and, (ii) at any time following the 91st day after the maturity or payment in full of the Corporation's 10% Senior Notes due 2004 issued pursuant to the Indenture, the holders of a majority of the shares of Series B Preferred Stock shall be entitled to require the Corporation to redeem all outstanding shares of Series B Preferred Stock for an amount equal to 101% of the Liquidation Preference.

          (c) (i) Notice of any redemption of shares of Series B Preferred Stock pursuant to paragraph (a) of this Section 5 shall be mailed at least thirty, but no more than sixty, days prior to the date fixed for redemption to each holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. No redemption of shares of Series B Preferred Stock pursuant to paragraph (a) of this Section 5 shall take place unless such notice shall have been mailed in accordance with this subparagraph (c)(i). In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Preferred Stock to be redeemed, not more than sixty days nor less than thirty days prior to the date fixed for such redemption.

               (ii) Within 20 Business Days of an event giving a holder of shares of Series B Preferred Stock the right, pursuant to paragraph (b) of this Section 5, to require the Corporation to redeem any of such shares, the Corporation shall give notice by mail to each holder of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, of such event, which notice shall set forth each holder's right to require the Corporation to redeem any or all shares of Series B Preferred Stock held by it which are eligible for redemption pursuant to the terms of paragraph (b), the redemption date (which date shall be thirty (30) Business Days following the date of such mailed notice), and the procedures to be followed by such holder in exercising its right to cause such redemption. In the event a record holder of shares of Series B Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series B Preferred Stock pursuant to paragraph (b) of this
Section 5, such holder shall deliver within twenty Business Days of the mailing to it of the Corporation's notice described in this subparagraph (ii), a written notice to the Corporation so stating, specifying the number of shares to be redeemed pursuant to paragraph (b) of this Section 5. The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the date fixed for redemption, which will be no later than thirty Business Days following receipt by the Corporation of a holder's election to redeem the shares of Series B Preferred Stock. Failure of the Corporation to give any notice required by this subparagraph (ii), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Series B Preferred Stock to cause the Corporation to redeem any such shares held by them and, in the event of any such failure or immediately after there has arisen a right on the part of the holders of Series B Preferred Stock to Compel redemption under Section 5(b) following a Change in Control Triggering Event, the holders of a majority of the shares of Series B Preferred Stock outstanding shall be entitled to exercise their right to cause the Corporation to redeem any such shares held by delivery of written notice to such effect by such holders to the Corporation and such shares shall be redeemed upon receipt of such notice by the Corporation. Notwithstanding the foregoing, the Board of Directors of the Corporation may modify any offer pursuant to this Section 5(c)(ii) to the extent necessary to comply with the Exchange Act and the rules and regulations thereunder.

               (iii) At any time after a notice of redemption shall have been mailed and before such date of redemption the Corporation may deposit for the benefit of the holders of the Series B Preferred Stock called for redemption the funds necessary for such redemption with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000. Any interest allowed on moneys so deposited shall be paid to the Corporation. Upon the deposit of such funds or, if no such deposit is made, upon the date fixed for redemption (unless the Corporation shall default in making payment of the appropriate redemption amount), whether or not certificates for shares so called for redemption have been surrendered for cancellation, the shares of Series B Preferred Stock to be redeemed shall be deemed to be no longer outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except for the rights to receive the amount payable upon redemption, but without interest. Such deposit in trust shall be irrevocable, and any funds deposited by the Corporation which are unclaimed at the end of one year from the date fixed for such redemption shall be paid over to the Corporation upon its request, and upon such repayment the holders of the shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for payment of the appropriate amount. Any such unclaimed amounts paid over to the Corporation shall, for a period of six years from the date fixed for such redemption, be set apart and held by the corporation in trust for the benefit of the holders of such shares of Series B Preferred Stock, but no such holder shall be entitled to interest thereon. At the expiration of such six-year period, all right, title, interest and claim of such holders in or to such unclaimed amounts shall be extinguished, terminated and discharged, and such unclaimed amounts shall become part of the general funds of the Corporation free of any claim of such holders. If the Corporation shall not have redeemed the shares of Series B Preferred Stock within five Business Days of the date such redemption is required by this Section 5, all redemption payments that are past due shall accrue interest at an annual rate of fifteen percent (15%), compounded quarterly.

     Section 6.     Reacquired Shares.

     Any shares of Series B Preferred Stock, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $.01 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on authorizing, or creating or issuing any class or series, or any shares of any class or series, set forth in paragraph (b) of Section 3.

     Section 7.     Liquidation, Dissolution or Winding Up.

     If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the Federal bankruptcy laws or any other applicable state or Federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless prior thereto, the holders of shares of Series B Preferred Stock shall have received in cash the Liquidation Preference, or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series B Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation. For the purposes of this Section 7, the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with or into one or more other corporations shall not be deemed to be a liquidation, winding-up or dissolution of the Corporation.

     Section 8.     Common Liquidation Equivalent.

          (a) Subject to the provisions for adjustment hereinafter set forth, the "Common Liquidation Equivalent" of each share of Series B Preferred Stock shall be equal to an amount which would be payable to the holder of such share upon the occurrence of an event described in Section 7 had such holder, immediately prior to such event, exchanged such shares for shares of Common Stock at the Applicable Exchange Rate. The Applicable Exchange Rate in effect at any time shall be the quotient obtained by dividing $372.50 by the Applicable Exchange Value, calculated as provided in Section 8(b).

          (b) The Applicable Exchange Value shall be $37.25, except that such amount shall be adjusted from time to time in accordance with this Section 8. In computing each adjusted Applicable Exchange Value, the result shall be rounded to the nearest thousandth of a cent, and such adjustment shall be made separately in each instance, and in the event the adjustment results in a change to the Applicable Exchange Value of less than $.01, no adjustment to the then Applicable Exchange Value shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

          (c)  Adjustments to Applicable Exchange Value.

               (i)(A)    Upon Sale of Common Stock. If the
Corporation shall, while there are any shares of Series B Preferred Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than the Applicable Exchange Value in effect immediately prior to such issuance or sale, then the Applicable Exchange Value upon each such issuance or sale shall be lowered, except as hereinafter provided, so as to be equal to an amount determined by multiplying the Applicable Exchange Value by a fraction:

          (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully diluted basis assuming the conversion or exercise of all outstanding securities then convertible or exercisable for Common Stock), plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Exchange Value in effect immediately prior to such issuance, and

          (2) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully diluted basis assuming the conversion of all outstanding Series B Preferred Stock and the conversion or exercise of all outstanding securities then convertible or exercisable for Common Stock) plus (b) the number of such additional shares of Common Stock so issued.

          (B)  Upon Issuance of Warrants, Options and Rights to
Purchase Common Stock.

          (1) For the purposes of this Section 8(c)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Exchange Value at the time of such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Exchange Value shall be made under this Section 8(c)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

     Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased or increased from time to time, then, upon the effectiveness of each such change, the Applicable Exchange Value shall be adjusted to such Applicable Exchange Value as would have been obtained
     (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased or increased Net Consideration Per Share of such securities, and (2) had adjustments made to the Applicable Exchange Value since the date of issuance of such securities been made to the Applicable Exchange Value as adjusted pursuant to (1) above. Any adjustment of the Applicable Exchange Value with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible securities with respect to shares of Common Stock shall be disregarded if, as, when and to the extent such warrants, options, subscriptions, purchase rights or convertible securities expire or are canceled without being exercised or converted, so that the Applicable Exchange Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Exchange Value in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions, purchase rights, or convertible securities with such additional adjustments as would have been made to that Applicable Exchange Value had the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

          (2)  For purposes of this paragraph, the "Net
     Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                    (a)  The "Net Consideration Per Share" shall
          mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                    (b)  The Net Consideration Per Share which
          may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities unless and until such upward price or rate adjustments are in fact made in accordance with the provisions set forth in subsection
          (B)(1) above. Notwithstanding anything to the contrary set forth herein, no adjustment upon any such price or rate increase shall result in an increase in the Applicable Exchange Value to an amount in excess of the Applicable Exchange Value in effect immediately prior to the issuance of such warrants, options, subscriptions, purchase rights or convertible securities.

               (C) Stock Dividends. In the event the Corporation shall make or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration.

               (D) Consideration Other than Cash. For purposes of this Section 8(c), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 8(c) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

               (E) Exceptions. This Section 8(c)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 8(c)(ii)). Further, the provisions of this
     Section 8(c)(i) shall not apply to (i) shares issued, stock option, stock grants and other equity incentives issued or reserved for issuance pursuant to plans and agreements approved by a majority of the Corporation's Board of Directors, (ii) shares of Common Stock issued upon exercise of Warrants issued pursuant to the Securities Purchase Agreement dated November 13, 1998, and (iii) shares issued upon exercise of options to acquire 96,125 shares issued to Rakesh R. Kahl pursuant to a settlement agreement dated October 18, 1996.

               (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Exchange Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Exchange Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Exchange Value. The Applicable Exchange Value shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

"Extraordinary Common Stock Event" shall mean (i) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (ii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

               (d) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series B Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

     Section 9.     Definitions.

     For the purposes of the Certificate of Designation of Series B Perpetual Preferred Stock which embodies this resolution:

     "Accrued Dividends" to a particular date (the "Applicable Date") means (i) all dividends accrued but not paid on the Series B Preferred Stock pursuant to paragraph (a) of Section 2, whether or not declared, accrued to the Applicable Date, plus
(ii) all dividends or distributions payable pursuant to paragraph (b) of Section 2 for which the Triggering Distribution was declared, ordered, paid or made on or prior to the Applicable Date.

     "Acquired Debt" means, with respect to any specified person, (i) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Restricted Subsidiary of such specified person, and
(ii) Indebtedness secured by a lien encumbering any asset acquired by such specified person.

     "Approval Date" means the date (i) on which the Corporation shall have obtained all necessary approvals from the Office of the Comptroller of the Currency ("OCC") and other banking and regulatory authorities with jurisdiction over the acquisition of the Series C Preferred Stock and (ii) on which all applicable notice and comment periods shall have expired without disapproval by the OCC or such other authorities. Such approval of the OCC and such other authorities shall mean approvals with respect to the holders of the Series B Preferred Stock acquisition of the Series C Preferred Stock and the exercise of rights contemplated thereby including, without limitation, the voting, dividend, anti-dilution and conversion rights contained therein, which approval shall be reasonably acceptable to such holders.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

     "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Change in Control" shall mean any of the following:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation, or any of its Subsidiaries, or any employee benefit plan or related trust of the Corporation or any of its Subsidiaries or any Excluded Person or Excluded Group (an "Acquiring Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

          (b) during any period of 12 consecutive months after the original issuance of the Series B Preferred Stock, the individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director (including, without limitation, the exercise by the Requisite Holders of their right to elect directors) and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors of the Corporation, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange
Act) of a Person having acquired or proposing to acquire beneficial ownership of 25% or more of the continued voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

          (c)  the approval by the stockholders of the
Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger or consolidation; or

          (d) the Corporation ceases to own, directly or indirectly, one hundred percent (100%) of the capital stock of Direct Merchants Credit Card Bank, National Association; or

          (e)  the sale or other disposition of all or
substantially all the assets of the Corporation in one transaction or series of related transactions; or

          (f) the occurrence of a "Change of Control" as defined in that certain indenture (the "Indenture"), dated as of November 7, 1997, among Metris Companies Inc., as issuer, the guarantors named therein and The First National Bank of Chicago, as Trustee, pursuant to which the Corporation is obligated to make an Offer to Purchase the securities governed thereby, so long as such Indenture remains in effect; or

          (g) the occurrence of a "Change of Control" as defined in the Fingerhut Agreements (as defined in the Securities Purchase Agreement) which has not been waived, so long as such Fingerhut Agreements remain in effect;

provided that the occurrence of any event identified in subparagraphs (a) through (g) above that would otherwise be treated as a Change in Control shall not constitute a Change in Control hereunder if (i) the Board of Directors of the Corporation, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock, by written consent, shall so determine.

     "Closing Price" per share of Common Stock on any date shall be the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the Nasdaq National Market or in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, as the case may be, or, if the Common Stock is listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the Closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors and reasonably acceptable to the Requisite Holders.

     "Common Liquidation Equivalent" shall have the meaning set forth in Section 8.

     "Consolidated Indebtedness" means, with respect to any person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such person and its Subsidiaries, plus (ii) the total amount of Indebtedness of any other person, to the extent that such Indebtedness has been Guaranteed by the referent person or one or more of its Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such person and all preferred stock of Subsidiaries of such person (other than, in the case of the Corporation, preferred stock of a Subsidiary of the Corporation held by the Corporation or a Guarantor), in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Leverage Ratio" means, with respect to any person, as of any date of determination, the ratio of (i) the Consolidated Indebtedness of such person as of such date excluding, however, all Hedging Obligations that constitute Permitted Debt to (ii) the Consolidated Net Worth of such person as of such date.

     "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated stockholders' equity of the Corporation and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP consistently applied, which consolidated stockholders' equity shall include the Series B Preferred Stock.

     "Consolidated Tangible Net Worth" shall mean, as at any date of determination, Consolidated Net Worth less (to the extent reflected in determining Consolidated Net Worth) the sum of (without duplication) (a) all write-ups subsequent to March 31, 1998 in the book value of any asset by the Corporation or any of its Subsidiaries, (b) all investments in persons that are not consolidated Subsidiaries and (c) all unamortized debt discount and expense (other than unamortized fees), unamortized deferred charges (except to the extent offset by deferred income), goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

     "Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of June 30, 1998, among Metris Companies Inc., the Lenders named therein and certain agents and co-agents named therein, including the Chase Manhattan Bank, as Administrative Agent, together with the related documents thereto (including, without limitation, any Guaranty Agreements and security documents), in each case as such Agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part, all or any portion of the Indebtedness under such Agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether in the form of a Revolving Credit Facility or a Term Loan Facility or any combination thereof.

     "Cumulative Securitization Gains" shall mean cumulative gains on securitization transactions to the extent such gains exceed cumulative related fees, to the extent the foregoing are first reflected on a consolidated balance sheet of the Corporation and its Subsidiaries on or after March 31, 1998, as determined on a consolidated basis in conformity with GAAP consistently applied to the extent applicable.

     "Current Market Price" per share of Common Stock on any date shall be the average of the Closing Prices of a share of Common Stock for the five consecutive Trading Days commencing not more than 20 Trading Days before, and ending not later than, the earlier of the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the fair value of the Common Stock on such day, as reasonably determined in good faith by the Board of Directors of the Corporation, shall be used.

     "Designated Debt" shall mean, as at any date, all obligations of the Corporation and its consolidated Subsidiaries which are (or as of such date, should be) accounted for as indebtedness on a consolidated balance sheet of the Corporation in conformity with GAAP consistently applied whether such obligations are classified as long-term or short-term under GAAP consistently applied.

     "Disqualified Stock" means any Capital Stock that, either
(A) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2006 or (B) is designated by the Corporation (in a Board Resolution of the Corporation delivered to the Trustee) as Disqualified Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting securities of the Corporation "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons represents a majority of the voting securities "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

     "Excluded Person" means Thomas H. Lee Equity Fund IV, L.P.
and any affiliate (as defined in the Exchange Act) thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on December 9, 1998 and consistently applied.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate or currency collar agreements and related agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates, currencies and commodities in the ordinary course of business.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien (except liens on receivables and other assets (including spread accounts relating to a Securitization) incurred in connection with a Securitization) on any asset of such person (whether or not such indebtedness is assumed by such person and the value thereof being the lesser of the amount of such indebtedness so secured and the fair market value of such asset that has a lien placed upon it) and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of any other person. Notwithstanding the foregoing, the term "Indebtedness" shall not include (i) obligations pursuant to representations, warranties, covenants and indemnities or payments to owners of beneficial interests in receivables, in each case in connection with a Securitization,
(ii) deposit liabilities of any Subsidiary of the Corporation, the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto or (iii) guarantees related to the fulfillment of the Corporation's obligations to bank card associations in the ordinary course of business. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Junior Stock" means any stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

     "Leverage Ratio" shall mean, at any time, the ratio of (a)
Designated Debt of the Corporation at such time to (b)
Consolidated Tangible Net Worth (excluding Cumulative
Securitization Gains) at such time.

     "Liquidation Preference" shall mean an amount per share of Series B Preferred Stock equal to the greater of (i) the Common
Liquidation Equivalent, and (ii) the Preferred Liquidation
Amount.

     "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Corporation or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, redeem or refund other Indebtedness or Disqualified Stock of the Corporation or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) or liquidation value of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or liquidation value, plus accrued interest or dividends on, the Indebtedness so extended, refinanced, renewed, replaced, defeased, redeemed or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as the case may be, later than the final maturity date or redemption date, as the case may be, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, redeemed or refunded; and (iii) such Indebtedness or Disqualified Stock is incurred or issued, as the case may be, either by the Corporation or by the Subsidiary who is the obligor or issuer, as the case may be, on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, redeemed or refunded.

     "Person" shall mean an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

     "Preferred Liquidation Amount" per share of Series B
Preferred Stock shall be an amount equal to $372.50 plus all Accrued Dividends thereon to the date of determination.

     "Securities Purchase Agreement" shall mean that certain
Securities Purchase Agreement, dated as of November 13, 1998, by and between the Corporation and the Initial Purchasers of the Series B Preferred Stock.

     "Securitization" means any transaction or series of transactions that have been or may be entered into by the Corporation or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to any person, or may grant a security interest in, any receivables or any interests in such receivables (whether such Receivables are then existing or arising in the future) and any assets related thereto including, without limitation, all security interests in any collateral relating thereto, the proceeds of such receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

     "Set Apart for Payment" shall mean the Corporation shall have deposited with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $1,000,000,000 in trust for the exclusive benefit of the holders of shares of Series B Preferred Stock, funds sufficient to satisfy the Corporation's payment obligation.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series B Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity also shall be deemed to be a Surviving Person.

     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (including the Nasdaq Stock Market), any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Trading Price" per share of Common Stock on any date shall be the lowest sales price for the Common Stock reported on the Nasdaq Stock Market (or if the Common Stock is not then quoted thereon, then for the principal national securities exchange on which the Common Stock is listed or admitted to trading) or, if the Common Stock is not quoted on the Nasdaq Stock Market and is not listed or admitted to trading on any national securities exchange, in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company and reasonably acceptable to the Requisite Holders.

     "Unsecured Indebtedness" means general unsecured Indebtedness other than (i) Indebtedness outstanding on the date immediately preceding the Change in Control giving rise to the Change in Control Triggering Event but excluding any Indebtedness incurred in connection with or in contemplation of such Change in Control, and any unsecured Permitted Refinancing Indebtedness which is on terms substantially equivalent to the Indebtedness being refinanced or replaced, the proceeds of which are used to refinance or replace such previously outstanding Indebtedness and (ii) Indebtedness represented by bank deposit accounts at Direct Merchants Credit Card Bank, National Association.

     "Voting Stock" means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by
(ii) the then outstanding principal amount of such Indebtedness.

     Section 10.   Rank.

     The Series B Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, winding up and dissolution, prior to all classes and series of the Corporation's preferred stock authorized or outstanding on the date of initial issuance of the Series B Preferred Stock.

     Section 11.    Article IV, Section 5.

     The provisions of Article IV, Section 5 of the Certificate of Incorporation shall not apply to the Series B Preferred
Stock.

          [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Perpetual Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 8th day of December, 1998.

                         METRIS COMPANIES INC.



                         By:/s/ Ronald N. Zebeck
                                President

ATTEST:



By:/s/ Z. Jill Barclift
     Secretary